Exhibit 10.4

[Talend’s letterhead]

[Beneficiary’s name]
[Personal address] On [__●__], 20[●]

By electronic delivery

Re:

[Madam/Sir],

We are pleased to inform you (the “Beneficiary”) that, pursuant to the authorization granted by the shareholders of Talend, a French société anonyme (the “Company”) at their meeting held on June 30th, 2020, the Company's board of directors (the “Board”), during its meeting held on [__●__], 20[●] (the “Grant Date”), has granted you a total number of [__●__] free shares (actions gratuites) of the Company (the “RSUs”), par value EUR 0.08 each, subject to the terms and conditions of this Grant Notice (including any applicable exhibits and appendices attached hereto) (the “Grant Notice”), the plan approved by the Board on August 4, 2020 (the “2020 Plan”), a copy of which is attached hereto, and the articles of association of the Company, a copy of which is attached hereto. Unless otherwise defined herein, capitalized terms used in this Grant Notice have the same meanings given to such terms in the 2020 Plan.

The RSUs are notably governed by articles L. 225-197-1 et seq. of the French commercial code. They are not part of the employment agreement or of the office which has allowed you to be granted the RSUs, nor do they constitute an element of your remuneration.

In compliance with the 2020 Plan and applicable French law, you will be entitled to acquire effectively and finally all or part of your RSUs (i.e., the underlying shares will be issued to you and be your property) upon the relevant Vesting Date below (the “Standard Vesting Scheme”) subject to the following calendar and performance conditions, and further subject to any election you make on the election form attached as Appendix 1 (the “Election Form #1”):
[INSERT VESTING SCHEDULE]

provided that the “Number of Vested Shares” means the number of RSUs which you effectively will be entitled to acquire on the applicable Vesting Date, calculated as follows:

Number of Vested Shares = X% x NFS
where:

a.“NFS” is equal to the total number of RSUs granted to you, i.e., [__●__] RSUs;
b.“X%” shall be equal to:

[INSERT PERFORMANCE METRICS]

provided further that:

–should the Number of Vested Shares have decimals, such number shall be rounded down to the nearest whole number;

–for purposes of calculation of the Number of Vested Shares, the Board, in its sole discretion, shall determine the final amount of the [PERFORMANCE METRIC(S)] and the Company shall notify (the “Company Notice”) such amount to you no later than five (5) business days prior to the First Vesting Date, which notice shall also specify the Number of Vested Shares, which amount shall be final and binding and not subject to contest or appeal; and

–should the Number of Vested Shares be less than the total number of RSUs granted to you, you shall lose your right to acquire the balance of your RSUs that is less than the Number of Vested Shares effective on the earlier of (a) the date of the Company Notice or (b) the First Vesting Date.

For purposes hereof, [INSERT PERFORMANCE METRIC DEFINITIONS].

The acquisition of the relevant Number of Vested Shares on the applicable Vesting Date is further subject to your Continuous Presence Condition set forth in the 2020 Plan being met upon such Vesting Date (i.e., you shall have not ceased to be an employee of the Group for any reason whatsoever upon such Vesting Date); provided, however, that the Vesting Date of your RSUs may be accelerated under certain terms and conditions as set forth in the 2020 Plan or in this Grant Notice; and provided further, however, that the acquisition date of your RSUs may be accelerated in accordance with the terms of [the change of control and severance agreement between [__●__] and Beneficiary, dated [__●__] or] any other agreement approved by the Board between the Beneficiary and the Company or any company of the Group that is entered into subsequent to the Grant Date, it being specified that in any case, the duration of the acquisition period and, where applicable, the holding period may not be less than the minimum periods provided for in Article L. 225-197-1 of the French Commercial Code.

As an exception to the foregoing, unless you have elected for the Optional Accelerated Vesting Period in the Election Form #1, in case of termination of your Presence in the Group for any reason whatsoever (other than upon your retirement, death or Disability, or, to the extent permitted by applicable law, your termination for Cause) between [__●__] (the “Interim Date”) and the above First Vesting Date, the following accelerated vesting (the “Departure Vesting Scheme”) will apply to your RSUs in lieu of the above Standard Vesting Scheme:

You will acquire effectively and finally on the Accelerated Vesting Date (as defined below):

[INSERT ADDITIONAL VESTING]

provided that,

–for purposes of the Departure Vesting Scheme: (x) the term “Departure Date” shall be the date on which your Continuous Presence Condition ceases to be met (other than upon your retirement, death or Disability, or, to the extent permitted by applicable law, your termination for Cause) between the Interim Date and the First Vesting Date, and (y) the terms “Accelerated Vesting Date” or “Vesting Date” shall be the date that is the tenth (10th) calendar day (or, if such day is not a business day, the next business day) following your Departure Date; and

–the Shares acquired on the Accelerated Vesting Date shall be subject to an additional mandatory Holding Period starting on the Accelerated Vesting Date and expiring on [__●__] (the “Mandatory Date”).

provided that:
i.In case of termination of your Presence in the Group for any reason whatsoever (other than upon your retirement, death or Disability, or, to the extent permitted by applicable law your termination for Cause), you shall satisfy any applicable tax withholding obligations by tendering a cash payment to the Company or your Employer in accordance with Section 2(b) of Exhibit A hereto within ten (10) calendar days of your Departure Date; provided that if you fail to satisfy such obligation, the Company will refuse to deliver any Shares hereunder and you will definitively and irrevocably lose your right to acquire any Shares hereunder;

ii.If you timely satisfy your obligations set forth in paragraph (ii), your Vested RSUs calculated based on the above Departure Vesting Scheme shall be effectively and finally acquired on the Accelerated Vesting Date and shall be subject to a Holding Period from the Accelerated
Vesting Date through the Mandatory Date. You further shall definitively and irrevocably lose your right to acquire any of your other unvested RSUs as from your Departure Date; and

iii.For the avoidance of doubt: should you have elected for the Optional Accelerated Vesting Period in the Election Form #1, the Departure Vesting Scheme will not apply to you and instead the Optional Accelerated Vesting Period in the Election Form #1 shall apply.

Further, unless you have elected for the Optional Accelerated Vesting Period in the Election Form #1, if you are terminated for Cause, to the extent permitted by applicable law:

a.should your Presence be terminated before the First Vesting Date, as defined in the Standard Vesting Scheme, you shall definitively and irrevocably lose your right to acquire any of your RSUs as from the date when your Continuous Presence Condition is no longer met;

b.should your Presence be terminated after the First Vesting Date, as defined in the Standard Vesting Scheme: (a) the above Standard Vesting Scheme shall apply, and (b) in case some or part of your RSUs have not vested before the termination of your Presence, you will definitively and irrevocably lose your right to acquire the relevant Shares on the date when your Continuous Presence Condition is no longer met; and

c.none of your Vested RSUs shall be effectively and finally acquired before the First Vesting Date, as defined in the Standard Vesting Scheme.

Upon effective acquisition of your RSUs and except otherwise set forth in this Grant Notice, the 2020 Plan, the articles of association of the Company, and/or the Election Form #1, your RSUs will not be subject to an additional Holding Period.

The other terms and conditions of your RSUs are further detailed in the 2020 Plan. In addition, depending on your jurisdiction of residency and/or work, other terms and conditions may apply to your RSUs, as set out in the attached Exhibits A and B.

Moreover, if you timely complete and return the Election Form #1 in the attached Appendix 1, certain additional terms may apply to your RSUs that will supersede the provisions set forth in this Grant Notice.

In order to effect the Grant of RSUs to you, please sign and return to us via our electronic acceptance procedure no later than on [notice date + 30 days], 20[●] one copy of (i) this Grant Notice (together with duly executed copy of the Election Form #1, if applicable), (ii) the 2020 Plan, and (iii) the articles of association of the Company, failing which the above Grant shall be null and void as from such date.

Yours sincerely,

__________________________________
[__●__]

Acknowledgement of Grant Notice

By accepting the Grant through the Company's electronic acceptance procedure, the Beneficiary represents that he or she has perused the 2020 Plan, the articles of association of the Company, and this Grant Notice (including Exhibits A and B, as well as Appendix 1, if applicable) which he or she accepts, and acknowledges that he or she is bound by this Grant Notice and the 2020 Plan as from the date of such acceptance.

Exhibit A
to
Grant Notice
Talend 2020 Free Share Plan

Provisions for All Beneficiaries

This Exhibit A includes additional (or if so indicated, different) terms and conditions that govern the RSUs.

1.Non-Transferability of RSUs. The RSUs may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of the 2020 Plan and this Grant Notice shall be binding upon the executors, administrators, heirs, successors and assignees of the Beneficiary.

2.Tax Obligations.

a.Responsibility for Taxes. The Beneficiary acknowledges that, regardless of any action taken by the Company or, if different, the Beneficiary’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Beneficiary’s participation in the 2020 Plan and legally applicable to the Beneficiary (“Tax-Related Items”) is and remains the Beneficiary’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Beneficiary further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant of the RSUs, the acquisition of the Shares, the lifting of any restrictions on the Shares, the subsequent sale of the Shares acquired under the 2020 Plan and the receipt of any dividends or other distributions on the Shares, and (ii) do not commit to and are under no obligation to structure the terms of the Grant or any aspect of the RSUs to reduce or eliminate the Beneficiary’s liability for Tax-Related Items or achieve any particular tax result. The Beneficiary acknowledges and agrees that the Company may refuse to deliver the Shares or the proceeds of the sale of Shares if the Beneficiary fails to comply with the Beneficiary’s obligations in connection with the Tax-Related Items.

b.Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, the Beneficiary agrees to make appropriate arrangements with the Company and/or the Employer for the satisfaction of all Tax-Related Items. In this regard, to the extent permissible under local law, the Beneficiary authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the withholding obligation for Tax-Related Items by one or a combination of the following:

(i) requiring the Beneficiary to tender a cash payment to the Company or the Employer in the amount of the Tax-Related Items;

(ii) withholding from the Beneficiary’s wages or other cash compensation paid to the Beneficiary by the Company or the Employer;

(iii) withholding from proceeds of the sale of Shares acquired under the 2020 Plan, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Beneficiary’s behalf pursuant to this authorization without further consent); and/or

(iv) any other method permitted under the 2020 Plan and applicable law.
The withholding obligation for Tax-Related Items with respect to RSUs acquired (if any) prior to the Mandatory Date shall be satisfied by Beneficiary tendering a cash payment to the Company or the Employer in the amount of the Tax-Related Items.

Unless the “Cash Default Withholding” box is checked on the Election Form #1, the withholding obligation for Tax-Related Items with respect to RSUs acquired on or after the First Vesting Date (as defined in the Standard Vesting Scheme) shall be satisfied through a mandatory sale arranged by the Company (on Beneficiary’s behalf pursuant to this authorization without further consent) until otherwise determined by the Board in its sole discretion.

Depending on the withholding method and to the extent permitted under the 2020 Plan and applicable law, the Company and/or the Employer may withhold or account for Tax-Related Items by considering minimum statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in a jurisdiction (in which case the Beneficiary will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares).

If the Beneficiary is subject to Tax-Related Items in more than one jurisdiction, the Beneficiary acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

3.Nature of Grant. In accepting the Grant, the Beneficiary acknowledges, understands and agrees that:

a.the 2020 Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the 2020 Plan and this Grant Notice;

b.the Grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

c.all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;

d.the Beneficiary’s participation in the 2020 Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Beneficiary’s employment relationship at any time with or without cause;

e.the Beneficiary is voluntarily participating in the 2020 Plan;

f.the RSUs and the Shares subject to the RSUs, and the income and value of the same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Beneficiary’s employment contract, if any;

g.the RSUs and the Shares subject to the RSUs, and the income and value of the same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

h.the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

i.the RSU grant will not be interpreted to form an employment contract with the Company, the Employer or any affiliated entity of the Company;

j.the future value of the underlying Shares is unknown and cannot be predicted with certainty;

k.no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Beneficiary’s Presence (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Beneficiary is employed or the terms of the Beneficiary’s employment agreement, if any);

l.in the event of termination of the Beneficiary’s Presence, the Beneficiary’s right to receive all or part of his/her unvested RSUs and to acquire the relevant Shares, if any, will terminate effective as of the date the Beneficiary receives notice of termination regardless of when such termination is effective; the Company shall have the exclusive discretion to determine when the Beneficiary’s Presence has terminated for purposes of the RSUs; any period of notice, or compensation in lieu of such notice, that is given or ought to have been given under any contract, statute, common law or civil law shall be excluded from the period of the Beneficiary’s Presence; and

m.neither the Company nor any of its affiliated entities shall be liable for any foreign exchange fluctuation between the Beneficiary’s local currency and the United States dollar or any other currency that may affect the value of the RSUs, or the value of any amount due to the Beneficiary pursuant to the RSUs or the subsequent sale of any Shares acquired under the 2020 Plan.
4.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice nor is the Company making any recommendations regarding the Beneficiary’s participation in the 2020 Plan or the Beneficiary’s acquisition or sale of the underlying Shares. The Beneficiary should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the 2020 Plan before taking any action related to the 2020 Plan.

5.Data Privacy.

For Beneficiaries in the European Union (“EU”) / European Economic Area (“EEA”) / Switzerland / United Kingdom

The Beneficiary is hereby informed that the Company will process personal data of the Beneficiary for the exclusive purpose of implementing, administering and managing the Beneficiary’s participation in the 2020 Plan. Such processing of personal data implies the collection, use and transfer, in electronic or other form, of the Beneficiary’s personal data as described in this document by and among, as applicable, the Employer, the Company and its affiliated entities. The legal basis of such processing is the performance of the Grant.

The Beneficiary understands that the Company and the Employer may hold certain personal information about the Beneficiary, including, but not limited to, the Beneficiary’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, passport number, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Beneficiary’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the 2020 Plan. The Company may collect such Data from the Employer.

The Beneficiary understands that Personal Data may be transferred to Solium Shareworks (or its successor) or any other third parties assisting, as data processors, in the implementation, administration and management of the 2020 Plan. The Beneficiary understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Beneficiary’s country. When required for transfers of the Data to a recipient located in a country outside of the EU, EEA, Switzerland or the United Kingdom, the Company implements adequate legal safeguards such as appropriate contractual clauses. The Beneficiary understands that he or she may request a list with the names and addresses of any potential recipients of Data, as well as confirmation of the legal safeguards implemented – and a copy of the contractual clauses securing the transfer, if any – by contacting the Beneficiary’s local human resources representative. The Beneficiary authorizes the Company, Solium Shareworks (or its successor) and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the 2020 Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Beneficiary’s participation in the 2020 Plan, including any requisite transfer of such Data to Solium Shareworks (or its successor) or another third party with whom the Beneficiary may elect to deposit any Shares received under the 2020 Plan.

The Beneficiary understands that Data will be held only as long as is necessary to implement, administer and manage the Beneficiary’s participation in the 2020 Plan. The Beneficiary understands that he or she may, at any time access the Data, require any necessary amendments to Data, exercise its rights to erasure and restriction, right to object, right to Data portability, by contacting the Beneficiary’s local human resources representative.
The processing of the Beneficiary’s Data is necessary for the performance of the Grant. If the Beneficiary objects to the processing of his/her Data in relation to the Grant, his or her employment status would not be affected; the only consequence of such objection is that the Company would not be able to grant the RSUs to the Beneficiary or administer or maintain the RSUs. Therefore, the Beneficiary understands that objecting to the processing may affect the Beneficiary’s ability to participate in the 2020 Plan. Beneficiary also has the right to lodge a complaint with a supervisory authority in relation to the processing of his Data.

For Beneficiaries outside of the EU / EEA / Switzerland / United Kingdom

The Beneficiary hereby explicitly and unambiguously consents to the processing of personal data of the Beneficiary for the exclusive purpose of implementing, administering and managing the Beneficiary’s participation in the 2020 Plan. Such processing of personal data implies the collection, use and transfer, in electronic or other form, of the Beneficiary’s personal data as described in this document by and among, as applicable, the Employer, the Company and its affiliated entities. The legal basis of such processing is the Beneficiary's consent.

The Beneficiary understands that the Company and the Employer may hold certain personal information about the Beneficiary, including, but not limited to, the Beneficiary’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, passport number, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Beneficiary’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the 2020 Plan. The Company may collect such Data from the Employer.

The Beneficiary understands that Personal Data may be transferred to Solium Shareworks (or its successor) or any other third parties assisting in the implementation, administration and management of the 2020 Plan. The Beneficiary understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Beneficiary’s country. The Beneficiary understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting the Beneficiary’s local human resources representative. The Beneficiary authorizes the Company, Solium Shareworks (or its successor) and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the 2020 Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Beneficiary’s participation in the 2020 Plan, including any requisite transfer of such Data to Solium Shareworks (or its successor) or another third party with whom the Beneficiary may elect to deposit any Shares received under the 2020 Plan.

The Beneficiary understands that Data will be held only as long as is necessary to implement, administer and manage the Beneficiary’s participation in the 2020 Plan. The Beneficiary understands that he or she may, at any time access the Data, require any necessary amendments to Data, exercise its rights to erasure and restriction, right to object, right to Data portability, by contacting the Beneficiary’s local human resources representative.

Further, the Beneficiary understands that he or she is providing the consents herein on a purely voluntary basis. If the Beneficiary does not consent, or if the Beneficiary later seeks to withdraw his or her consent, his or her employment status would not be affected; the only consequence of refusing or withdrawing consent is that the
Company would not be able to grant the RSUs to the Beneficiary or administer or maintain the RSUs. Therefore, the Beneficiary understands that refusing or withdrawing the Beneficiary’s consent may affect the Beneficiary’s ability to participate in the 2020 Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Beneficiary may contact the Beneficiary’s local human resources representative.

6.Country-Specific Provisions. The RSUs and any Shares subject to or acquired pursuant to the RSUs shall be subject to any special terms and conditions set forth for the Beneficiary’s country in Exhibit B. Moreover, if the Beneficiary relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Beneficiary to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

7.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSUs and any Shares subject to or acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Beneficiary to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

8.Exchange Control, Tax and/or Foreign Asset/Account Reporting. The Beneficiary acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect the Beneficiary’s ability to acquire or hold Shares acquired under the 2020 Plan or cash received from participating in the 2020 Plan (including from any dividends or other distributions paid on Shares acquired under the 2020 Plan) in a brokerage/bank account or legal entity outside the Beneficiary’s country. The Beneficiary may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Beneficiary’s country. The Beneficiary also may be required to repatriate sale proceeds or other funds received as a result of participation in the 2020 Plan to the Beneficiary’s country through a designated bank or broker or within a certain time after receipt. The Beneficiary acknowledges that it is his or her responsibility to be compliant with such regulations.

9.Insider Trading Restrictions / Market Abuse Laws. The Beneficiary acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws which may affect the Beneficiary’s ability to acquire or sell Shares or rights to Shares (e.g., the RSUs) during such times as the Beneficiary is considered to have “insider information” regarding the Company (as defined by any applicable law). Any restriction under these laws or regulations is separate from and in addition to any restriction that may be imposed under any applicable Company insider trading policy.

10.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs and participation in the 2020 Plan by electronic means or to request the Beneficiary’s consent to participate in the 2020 Plan by electronic means. The Beneficiary hereby consents to receive such documents by electronic delivery and agrees to participate in the 2020 Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

11.Language. If the Beneficiary is employed by an affiliated entity rather than the Company, the Grant Notice, as well as the 2020 Plan and any other documents related to the RSUs, will be provided in English. The Beneficiary acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Beneficiary to understand the terms and conditions of the Grant Notice, the 2020 Plan or any other documents related to the RSUs. If the Beneficiary received the Grant Notice, the 2020 Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

12.Waiver. The Beneficiary acknowledges that a waiver by the Company of breach of any provision of this Grant Notice shall not operate or be construed as a waiver of any other provision of this Grant Notice or of any subsequent breach by the Beneficiary or any other Beneficiary.

13.Entire Agreement. The 2020 Plan is incorporated herein by reference. The 2020 Plan and this Grant Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Beneficiary with respect to the subject matter hereof, and may not be modified adversely to the Beneficiary’s interest except by means of a writing signed by the Company and the Beneficiary.

14.Governing Law; Venue. This Grant Notice is governed by the laws of the Republic of France. Any claim or dispute arising under the 2020 Plan or this Grant Notice shall be subject to the exclusive jurisdiction of the court competent for the place of the registered office of the Company.

15.U.S. Taxpayers. The following provisions apply if the Beneficiary is subject to taxation in the United States without regard to the country of residence of the Beneficiary.

a.The Shares that become definitively acquired (vest) pursuant to Article 6 of the 2020 Plan shall be issued to the Beneficiary upon the date they become definitely acquired (vest) and in any event no later than 45 days thereafter. Nothing in the foregoing shall prevent the Holding Period from applying to the Shares that are issued to the Beneficiary or shall otherwise contravene any provisions contained in Article 7.

b.It is intended that the RSUs are exempt from or compliant with Section 409A of the U.S. Internal Revenue Code (together with any U.S. Department of Treasury Regulations promulgated and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof and any proposed regulations on which taxpayers may rely) (“Section 409A”), and the 2020 Plan and this Grant Notice shall be interpreted, construed and operated to reflect such intent. However, notwithstanding any other provision of the 2020 Plan or this Grant Notice, the Board shall have the right in its sole discretion (without any obligation to do so) to adopt such amendments to the 2020 Plan and/or this Grant Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as it determines are necessary or appropriate for the RSUs to comply with the requirements of Section 409A. The Company does not make any representation to the Beneficiary or any other party that the RSUs satisfy the requirements of Section 409A and will have no liability or other obligation to indemnify or hold harmless the Beneficiary or any other party for any tax, additional tax, interest or penalties that the Beneficiary or any other party may incur in the event that any provision of the 2020 Plan and/or this Grant Notice, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

Exhibit B
to
Grant Notice
Talend 2020 Free Share Plan

Country-Specific Provisions for Beneficiaries Outside of France

This Exhibit B includes additional (or if so indicated, different) terms and conditions that govern the RSUs if the Beneficiary is in one of the countries listed herein. If the Beneficiary is a citizen or resident of a country (or if the Beneficiary is considered as such for local law purposes) other than the one in which the Beneficiary is currently residing and/or working, or if the Beneficiary transfers to another country after being granted the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Beneficiary.

AUSTRALIA

Offer Document. The Company is pleased to provide the Beneficiary with this offer to participate in the 2020 Plan. This offer document sets out information regarding the Grant of RSUs to Australian resident Beneficiaries of the Company and its affiliates. The offer is provided by the Company to ensure compliance of the 2020 Plan with the Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and the relevant provisions of the Corporations Act 2001.

In addition to the information set out in this Grant Notice, the Beneficiary is also being provided copies of the following documents:

(a) the 2020 Plan;

(b) 2020 Plan Prospectus; and

(c) the International Tax Supplement for Australia.

(collectively, the “Additional Documents”).

The Additional Documents provide further information to help the Beneficiary make an informed investment decision about participating in the 2020 Plan. Neither the 2020 Plan nor any of the Additional Documents is a prospectus for the purpose of the Corporations Act 2001.

The Beneficiary should not rely upon any oral statements made in relation to this offer. The Beneficiary should rely only upon the statements contained in the Grant Notice and the Additional Documents when considering participation in the 2020 Plan.

Nature of Plan. The 2020 Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Securities Law Notification. Investment in Shares involves a degree of risk. Beneficiaries who elect to participate in the 2020 Plan should monitor their participation and consider all risk factors relevant to the acquisition of Shares under the 2020 Plan as set out in the Grant Notice and the Additional Documents.

The information contained in this offer is general information only. It is not advice or information that takes into account Beneficiary’s objectives, financial situation and needs.

The Beneficiary should consider obtaining his or her own financial product advice from an independent person who is licensed by ASIC to give advice about participation in the 2020 Plan.

Additional Risk Factors for Australian Residents. Beneficiaries should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of Shares. For example, the price at which Shares are quoted may increase or decrease due to a number of factors. There is no guarantee that the price of the Shares will increase. Factors which may affect the price of Shares include fluctuations in the domestic and international market for listed shares, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
In addition, Beneficiaries should be aware that the Australian dollar value of any Shares acquired under the 2020 Plan will be affected by the Australian dollar / United States dollar exchange rate. Participation in the 2020 Plan involves certain risks related to fluctuations in this rate of exchange.

Information about the Shares. The offer of the RSUs relates to American Depository Receipts (“ADRs”) which evidence American Depository Shares (“ADSs”). Each ADR represents a beneficial interest in one ordinary share of the Company. ADS holders are not treated as shareholders and do not have shareholder rights. The depositary, JPMorgan Chase Bank, N.A., is the holder of the ordinary shares underlying the ADSs.

A holder of an ADS may exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the provisions of the deposit agreement and not as a direct shareholder. ADS holders are entitled to give the depositary instructions as to how to vote the underlying ordinary shares.

Dividends may only be distributed from our distributable profits, plus any amounts held in our available reserves, which are those reserves other than the legal and statutory reserves and revaluation surplus. ADS holders may be unable to participate in our rights offerings or to elect to receive dividends in shares. However, the Company does not currently pay dividends and does not intend to pay dividends.

The ADRs are traded on the Nasdaq Global Market (“Nasdaq”) in the United States of America under the symbol “TLND”.

Ascertaining the Market Price of Shares. Beneficiaries may ascertain the current market price of the Shares traded on the Nasdaq at www.nasdaq.com under symbol “TLND”. The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

This will not be a prediction of what the market price per Share or the applicable exchange rate will be when the Shares are issued.

CANADA

Securities Law Notification. The Beneficiary is permitted to sell the Shares acquired under the 2020 Plan through the designated broker appointed under the 2020 Plan, if any, provided the re-sale of the Shares acquired under the 2020 Plan takes place outside of Canada through the facilities of a securities exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq.

The following provisions will also apply to Beneficiaries who are resident in Quebec:

Data Privacy. The following provision supplements Section 5 (Data Privacy) of Exhibit A to the Grant Notice:
The Beneficiary hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the 2020 Plan. The Beneficiary further authorizes the Company, any of its affiliated entities, as well as a third-party service provider, to disclose and discuss the 2020 Plan with their advisors and to record all relevant information and keep such information in Beneficiary’s employee file.

Language Consent. The parties acknowledge that it is their express wish that the Grant Notice, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressement souhaité que la convention “Grant Notice”, ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou liés, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

CHINA

The following provision shall apply to Beneficiaries who are subject to exchange control restrictions in the People's Republic of China ("PRC"), as determined by the Company in its sole discretion.

Exchange Control Restrictions. The Beneficiary understands and agrees that the RSUs and participation in the 2020 Plan are subject to any requirements imposed by the PRC State Administration of Foreign Exchange ("SAFE") and no Shares will be issued and no funds related to the RSUs and the 2020 Plan will paid to the Beneficiary unless the Company has determined that such issuance and payment can be made in compliance with any such requirements, without any liability to the Company or any of its affiliates.

The Beneficiary understands and agrees that the Company may require that any Shares acquired upon vesting of the RSUs be sold (i) immediately upon acquisition, (ii) following termination of the Beneficiary's employment, or (iii) within such other time frame as the Company determines to be necessary or advisable for legal or administrative reasons. The Beneficiary further agrees that the Company is authorized to instruct its designated broker to assist with the sale of such Shares (on the Beneficiary's behalf pursuant to this authorization) and the Beneficiary expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Beneficiary acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of Shares, the Company agrees to pay to the Beneficiary any cash proceeds from the sale of Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
The Beneficiary understands and agrees that the Beneficiary will be required to immediately repatriate to China the cash proceeds from the sale of Shares (and any other funds received in relation to the RSUs and the 2020 Plan). The Beneficiary further understands that the repatriation of the cash proceeds (and other funds) will need to be effected through a special exchange control account established by the Company, the Employer or any affiliated entity of the Company, and the Beneficiary hereby consents and agrees that any funds related to the RSUs and the 2020 Plan may be transferred to such special account prior to being delivered to the Beneficiary. The Beneficiary also understands that the Company will deliver the funds to the Beneficiary as soon as practicable, but there may be delays in distributing the funds to the Beneficiary due to exchange control considerations in China. The funds may be paid in U.S. dollars or local currency, at the Company's discretion. If the funds are paid in U.S. dollars, the Beneficiary understands that he or she will be required to open a U.S. Dollar bank account in China into which the funds can be deposited. If the funds are converted to local currency, the Beneficiary acknowledges that the Company is under no obligation to secure any particular currency conversion rate, and there may be delays in converting the funds to local currency. The Beneficiary will bear the risk of any currency conversion rate fluctuation between the date that the Shares are sold (or any other funds are realized) and the date the funds are distributed to the Beneficiary.

The Beneficiary agrees to comply with any requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements.

DENMARK

Employer Statement. The Beneficiary acknowledges that he or she has received an Employer Statement in Danish which sets forth certain prescribed information regarding the RSUs.

GERMANY

No country-specific provisions.

INDIA

No country-specific provisions.

IRELAND

No country-specific provisions.

ITALY

Plan Document Acknowledgement. The Beneficiary acknowledges that the Beneficiary has been given access to the 2020 Plan, has reviewed the 2020 Plan and the Grant Notice in their entirety and fully understands and accepts all provisions of the 2020 Plan and the Grant Notice. Further the Beneficiary specifically and expressly approves the following clauses of Exhibit A to the Grant Notice: Section 2 - Tax Obligations; Section 7 - Imposition of Other Requirements; Section 10 - Electronic Delivery and Participation; Section 14 - Governing Law; Venue.

JAPAN

No country-specific provisions.
NETHERLANDS

No country-specific provisions.

SINGAPORE

Securities Law Notification. The grant of the RSUs under the 2020 Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the Shares being subsequently offered for sale to any other party. The 2020 Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Beneficiary should note that the RSUs are subject to section 257 of the SFA and the Beneficiary will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (a) more than six months after the date of Grant or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

CEO and Director Notification Information. If the Beneficiary is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of an affiliated entity of the Company in Singapore (a “Singapore Entity”), the Beneficiary is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Entity in writing when the Beneficiary receives an interest (e.g., RSUs, Shares) or disposes of an interest in the Company or any related companies. These notifications must be made within two business days of (i) acquiring or disposing of any interest in the Company or any of its affiliated entities or (ii) becoming the CEO or a director, associate director or shadow director if such an interest exists at that time.

SPAIN

Nature of Grant. The following provision supplements Section 3 (Nature of Grant) of Exhibit A to the Grant Notice:
By accepting the RSUs, the Beneficiary acknowledges that her or she has received a copy of the 2020 Plan.
The Beneficiary further acknowledges, understands and agrees that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the 2020 Plan to employees of the Company and its affiliated entities throughout the world. The decision to grant the RSUs is a limited decision that is entered into upon the express assumption and condition that any Grant will not economically or otherwise bind the Company or any of its affiliated entities on an ongoing basis other than as set forth in this Grant Notice. Consequently, the Beneficiary understands that any Grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its affiliated entities) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Further, the Beneficiary understands and freely accepts that there is no guarantee that any benefit shall arise from any gratuitous and discretionary grant since the future value of the RSUs and the Shares is unknown and unpredictable.

Additionally, the Beneficiary understands that the right to acquire the Shares subject to the RSUs is expressly conditioned on his or her continued and active rendering of service to the Employer (or the Company or an affiliated entity) such that if the Beneficiary’s employment terminates for any reason whatsoever (except as expressly provided in Article 6 of the 2020 Plan), the Beneficiary will definitely and irrevocably lose his or her right to acquire the relevant Shares as described in the 2020 Plan. This will be the case, for example, even if (a) the Beneficiary is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (b) the Beneficiary is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Beneficiary terminates service due to a change of work location, duties or any other employment or contractual condition; (d) the Beneficiary terminates service due to the Company’s or any of its affiliated entity’s unilateral breach of contract; or (e) the Beneficiary’s employment terminates for any other reason whatsoever. Consequently, upon termination of the Beneficiary’s employment for any of the above reasons, the Beneficiary will automatically lose the right to any Shares that have not been definitively acquired by the Beneficiary prior to the date of termination of employment.

Finally, the Beneficiary understands that this Grant would not be made to the Beneficiary but for the assumptions and conditions referred to herein; thus, the Beneficiary acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Grant of RSUs shall be null and void.

Securities Law Notification. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the RSUs. This Grant Notice has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWITZERLAND

Securities Law Notification. The Beneficiary should note that neither this document nor any other materials relating to the grant of the RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available to any person other than an employee of the Company or any affiliated entity, or (iii) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

UNITED KINGDOM

Tax Obligations. The following provision supplements Section 2 (Tax Obligations) of Exhibit A to the Grant Notice:

Without limitation to Section 2 of Exhibit A, the Beneficiary agrees that the Beneficiary is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or any affiliated entity or by Her Majesty's Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Beneficiary also agrees to indemnify and keep indemnified the Company and any affiliated entity against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Beneficiary’s behalf.

Notwithstanding the foregoing, if the Beneficiary is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Beneficiary is such a director or executive officer and the income tax is not collected from or paid by the Beneficiary within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of uncollected income tax may constitute a benefit to the Beneficiary on which additional income tax and national insurance contributions may be payable. The Beneficiary will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee national insurance contributions due on this additional benefit.

Section 431 Election. The Beneficiary acknowledges and agrees that if requested by the Company or the Employer, the Beneficiary will enter into, jointly with the Employer, the joint election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisitions of “restricted securities” (as defined in Sections 423 and 424 of ITEPA 2003), and the Beneficiary will not revoke such election at any time. If applicable, this election will be to treat the Shares as if they were not restricted securities (for U.K. tax purposes only).

UNITED STATES

No additional country-specific provisions.

Appendix 1
to
Grant Notice
Talend 2020 Free Share Plan

Election Form #1
I am completing this election form (the “Election Form #1”) in connection with the receipt of the free shares (actions gratuites) of the Company (the “RSUs”) that are the subject of the grant notice dated _________ __________ (the “Grant Notice”) and electing to designate one or both of the following:

•The Vesting Period that applies to my RSUs; and/or
•The default method for satisfying the Tax Related Items for the Shares I acquire under the RSUs

Optional Accelerated Vesting Period
☐By checking this box, I hereby elect for the following Vesting Period (the “Optional Accelerated Vesting Period”) to apply to the RSUs in lieu of the Standard Vesting Scheme set forth in my Grant Notice.

[INSERT VESTING SCHEDULE]

Acknowledgements

By checking the box immediately above, I acknowledge and agree to the following:
1.For any RSUs that I acquire before the Mandatory Date, I agree to satisfy any applicable withholding obligation of any related Tax-Related Items by tendering a cash payment to the Company or the Employer in the amount of the Tax-Related Items in advance of such vesting date. If I fail to make the appropriate arrangements for the payment of any Tax-Related Items when any of these RSUs otherwise are supposed to vest or Tax-Related Items related to RSUs otherwise are due, to the extent permissible under applicable law, the Company may refuse to deliver the Shares or the proceeds of the sale of Shares.

2.The acquisition date of my RSUs may be accelerated under certain terms and conditions as set forth in the 2020 Plan, or in accordance with the terms of certain Company policies affecting me and/or agreements between any member of the Group and me, including, without limitation, any change of control and severance agreement between any member of the Group and me.

3.Any Shares that vest before the Mandatory Date pursuant to the Vesting Period above shall be subject to an additional mandatory Holding Period starting on the relevant Vesting Date and expiring on the Mandatory Date. During the Holding Period, I agree and acknowledge that I will not have the ability to dispose of the Shares prior to expiration of the Holding Period to cover the cost of such Tax-Related Items or any other tax obligations associated with the RSUs I acquire prior to the expiration of the Holding Period.

4.My election on this Election Form #1 with respect to the vesting schedule is irrevocable with respect to the RSUs. A new separate Election Form #1 must be submitted with respect to any future grant of RSUs.

5.I understand that I may, if I choose, check the box under the “Optional Accelerated Vesting Period” without checking the box under the “Default Tax Withholding Mechanism.”
Default Tax Withholding Mechanism

☐By checking this box, I hereby elect that, to the extent permitted by applicable law, I shall satisfy any withholding obligation of any Tax-Related Items for any Shares I acquire under my RSUs on or after the Mandatory Date by tendering a cash payment to the Company or the Employer in the amount of the Tax-Related Items in advance of such date (the “Cash Default Withholding”).

Acknowledgements
By checking the box immediately above, I acknowledge and agree to the following:
1.Except as otherwise restricted by applicable law, my election of the Cash Default Withholding is irrevocable with respect to the RSUs unless and until otherwise approved by the Board. A new separate Election Form #1 must be submitted with respect to any future grant of restricted stock units.

2.If I fail to make the appropriate arrangements for the payment of any Tax-Related Items via the Cash Default Withholding when the RSUs otherwise are supposed to vest or Tax-Related Items related to RSUs otherwise are due, to the extent permissible under applicable law, the Company may refuse to deliver the Shares or the proceeds of the sale of Shares.

3.I understand that I may, if I choose, check the box under the “Default Tax Withholding Mechanism” without checking the box under the “Optional Accelerated Vesting Period.”

I have received the Grant Notice and 2020 Plan. I have carefully read, understand and agree to be bound by all of the terms and conditions of the Grant Notice, the 2020 Plan, and the articles of association of the Company. The Company has advised me to consult my legal, accountant and/or financial advisor before making any decision about the Election Form #1.

Nothing herein will be construed as a right to my continued employment or service with the Company or any affiliated entity of the Company for any period and my employment or service may be terminated at any time by me or the Company or my Employer, with or without cause or notice, subject to the provisions of applicable law.

Unless this form is timely completed properly and returned to the Company by [__●__], the RSUs will be granted and issued subject to the terms of the Grant Notice, the 2020 Plan, and the articles of association of the Company, and this Election Form #1 will have no impact.

Capitalized terms used herein will have the meaning ascribed to them in the Grant Notice or the 2020 Plan (as defined in the Grant Notice), unless otherwise defined herein.

If you have any questions regarding this Election Form #1, please contact Aaron Ross, General Counsel by email at aross@talend.com.

BENEFICIARY     COMPANY

Signature      By
Print Name      Print Name
Date       Title